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                                                                    EXHIBIT 3.1b


                                State of Arizona

                    ARTICLES OF AMENDMENT TO THE ARTICLES OF
                  INCORPORATION OF CIRCUIT RESEARCH LABS, INC.

      Circuit Research Labs, Inc., an Arizona corporation (the corporation), hereby adopts the following Articles of Amendment to its Articles of Incorporation in accordance with Section 10-061 of the Arizona General Corporation Law.

      FIRST: The name of the corporation is Circuit Research Labs, Inc.

      SECOND: The document attached hereto as Exhibit "A" sets forth the amendment to the Articles of Incorporation.

      THIRD: The Amendment set forth in Exhibit "A" was adopted by the corporation's shareholders on September 4, 1992, at a Special Shareholders Meeting.

      FOURTH: The number of shares of the corporation outstanding at the time of such adoption vas 4,782,132 and the number of shares entitled to vote thereon was 4,782,132.

      FIFTH: As of the date of the Special Meeting, the corporation had only one class of shares outstanding, no par value common stock. The number of shares voting in favor of the amendment was 3,800,823 and the number of shares voting against was 38,480. The shares voting in favor of the Amendment constituted a majority of the shares entitled to vote thereon.

      SIXTH: Article 4 as amended provides for a reclassification of issued shares. Upon adoption of this Amendment to the Articles of Incorporation, each eight (8) outstanding shares of no par value common stock are to be converted into one share of $.10 par value common stock.

      The shareholders will send their certificates to the Transfer Agent which will send out one share of the new $.10 par value common stock for each 8 shares of no par value common stock to be exchanged.

      There will be no fractional shares issued. In lieu thereof, the shareholders will receive cash computed on the basis of the closing bid listed on NASDAQ on the date of the reverse split.

      SEVENTH: The Amendment effects change in the amount of stated capital by reducing the common stock account approximately $134,845, from $194,621 to approximately $59,776.

      IN WITNESS THEREOF, the undersigned officers of the corporation have executed and acknowledged these Articles of Amendment this 8th day of September, 1992.


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                                    EXHIBIT A

      The Articles of Incorporation were amended in the following manner:


                              AMENDMENT NUMBER ONE

      The existing paragraph (a) entitled "Common Stock" of Article 4 of the Articles of Incorporation was deleted in its entirety and substituted in its place was new paragraph (a) of Article 4 as follows:


            "(a) Common Stock. The corporation shall have authority to issue Twenty Million (20,000,000) shares of common stock, each with a par value of $.10. Each of such shares which is issued and outstanding shall entitle the holder thereof to one vote except as may otherwise be provided by law."

            The balance of Article 4 shall remain as is.


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                                         CIRCUIT RESEARCH LABS, INC.

                                         By: /s/ Ronald R. Jones
                                             ------------------------------
                                                 President

                                             /s/ Gary D. Clarkson
                                             ------------------------------
                                                 Secretary


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